Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 ASR No. 333-199425) of CDW Corporation, and
(2) Registration Statement (Form S-8 No. 333-189622) pertaining to the 2013 Long-Term Incentive Plan and Coworker Stock Purchase Plan of CDW Corporation;

of our reports dated February 26, 2015, with respect to the consolidated financial statements and schedule of CDW Corporation and subsidiaries and the effectiveness of internal control over financial reporting of CDW Corporation and subsidiaries included in this Annual Report (Form 10-K) of CDW Corporation for the year ended December 31, 2014.

/s/ Ernst & Young LLP
Chicago, Illinois
February 26, 2015